CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 52 to the Registration Statement on Form N-1A of Fidelity Money Market Trust: Rated Money Market (formerly Fidelity Money Market
Trust: Domestic Money Market Portfolio), of our report dated September 25, 1995 on the financial statements and financial highlights included in the August 31, 1995 Annual Report to Shareholders of Fidelity Money Market
Trust: Rated Money Market (formerly Fidelity Money Market Trust: Domestic Money Market Portfolio).
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
October 30, 1995